Exhibit 10.3

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Harrow Health, Inc. and Wakamoto Pharmaceutical Co., LTD. if publicly disclosed.

BASIC SALE AND PURCHASE AGREEMENT

This BASIC SALE AND PURCHASE AGREEMENT (hereinafter referred to as this “Agreement”) made and entered into this 18th day of August, 2021 (hereinafter referred to as the “Effective Date”), by and between WAKAMOTO PHARMACEUTICAL CO., LTD., a corporation duly incorporated and existing under the laws of Japan, having its principal place of business at 2-2, Nihonbashi Honcho 2-chome, Chuo-ku, Tokyo, 103-8330 Japan (hereinafter referred to as “Wakamoto”) and Harrow Health, Inc., a corporation organized and existing under the laws of State of Delaware, having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA (hereinafter referred to as “Harrow”),

WITNESSETH:

WHEREAS, Wakamoto is a developer, manufacturer, and supplier of products relating to pharmaceuticals and Harrow is a distributor of finished pharmaceutical products;

WHEREAS, Wakamoto and Harrow have been respectively interested in sale by Wakamoto and purchase by Harrow of the certain products and have explored a business opportunity in the United States of America and Canada including their territories and possessions (hereinafter referred to as “Territory”), by using their respective capabilities;

WHEREAS, Wakamoto and Harrow are concurrently executing a License Agreement as of the Effective Date regarding the Development and Commercialization of the Product, as those terms are defined in the License Agreement (the “License Agreement”); and

WHEREAS, Wakamoto and Harrow have basically reached common understanding that it would be beneficial for each party to promote the certain sale and purchase;

NOW, THEREFORE, it is hereby agreed upon by the parties hereto as follows:

1	Product and Transactions

In accordance with the provisions of this Agreement, Wakamoto shall continuously sell the products separately agreed upon by the parties following the basic conditions as set forth in Annex 1 attached hereto (hereinafter referred to as the “Product”) to Harrow, and Harrow shall purchase the Product from Wakamoto at the prices as set forth in Annex 1. Both parties agree that Wakamoto shall exclusively supply the Product to Harrow in the Territory and Harrow shall purchase all of its requirements of the Product in the Territory exclusively from Wakamoto. Harrow’s purchases of each order of Product shall be made through purchase orders/individual agreements (hereinafter referred to as the “Individual Agreement”).

2	Order Schedule and Individual Agreement
2.1	Harrow shall inform Wakamoto of the scheduled order of the Product for the next one (1) year until the end of [***]. The quantity of the scheduled order shall have no binding force on Wakamoto and Harrow, but the Parties shall make their best effort to observe such schedule, and if there is wide ranging change in the schedule, Harrow shall notify thereof to Wakamoto without delay.

2.2	The Individual Agreement shall be established through the offer by Harrow submitting a written purchase order, which specifies the name, the quantity, the unit price, the delivery time, the delivery place, the trade conditions, the package for delivery and otherwise of the Product and the acceptance thereof by Wakamoto submitting the written acceptance of the purchase order to Harrow. Harrow shall submit the Individual Agreement to Wakamoto not less than [***] before the desired delivery time, and upon submitting the written acceptance by Wakamoto, each Individual Agreement shall be properly established. In the event the Wakamoto can offer Harrow a shortened lead time for Individual Agreements, Wakamoto shall advise Harrow of such shortened lead time.

2.3	In the event that Wakamoto is unable to meet the scheduled order from Harrow as set forth in Article 2.1, Wakamoto and Harrow shall meet and confer in good faith discussions to determine how best to satisfy Harrow’s demand, including considering adding or changing the site for manufacturing of Product for Individual Agreements.

2.4	In the event that Wakamoto is unable to deliver Product on or before the scheduled delivery date in an Individual Agreement, Wakamoto shall notify Harrow of that fact without delay and consult about the countermeasure. The Parties shall work together to implement a satisfactory countermeasure, but if the Parties jointly agree, orders for Individual Agreements can be canceled.

3	Delivery

3.1	The delivery time shall mean the date that Wakamoto shall deliver the Product stipulated in the Individual Agreement to the place designated by Harrow and shall be decided between the parties hereto in each Individual Agreement. Wakamoto and Harrow, however, may designate the delivery time in the certain term or the certain deadline in the Individual Agreement.

3.2	Unless otherwise agreed upon by the parties in the Individual Agreement, Wakamoto shall deliver the Product upon CIF Newark International Airport (EWR), the United States of America basis in accordance with the delivery time and the delivery place specified in the Individual Agreement. Upon the proper delivery of the Product, the written receipt of the Product shall be submitted to Wakamoto.

3.3	Wakamoto and Harrow shall discuss and agree upon when they intend to change the delivery time.

3.4	Customs and Other Duties. All duties and charges, including government levy and customs duties, in the country in which Wakamoto’s manufacturing facility is located, including any duties, taxes, VATs or similar charges arising with respect to the manufacture, sale, exportation and shipment of the Product by Wakamoto to Harrow, shall be borne and paid by Wakamoto.

4	Acceptance of Product

4.1	Harrow shall conduct the inspections of the external appearance and the quantity within [***] of Harrow after the delivery of the Product, and the time point of the pass of such inspections of the external appearance and the quantity shall be the acceptance of such Product by Harrow, provided, however, that Harrow’s acceptance of the Product shall not relieve Wakamoto from any liability or obligation with respect to the Product hereunder.

4.2	If the Product does not pass the inspections of the external appearance and the quantity set forth in Article 4.1 above, Harrow shall notify Wakamoto of such effect without delay, and Wakamoto shall, under instructions by Harrow, conduct the delivery of the replacement of the Product, the decrease of the price amount in accordance with the short of the quantity or otherwise.

5	Transfer of Ownership

The ownership of the Product shall be transferred from Wakamoto to Harrow as soon as the Product has set down inside the ship/airplane, even in the case where the payment of the price amount has not been made yet.

6	Quality Assurance

Wakamoto represents and warrants that the quality of the Product to be sold to Harrow hereunder meets the items and the standards with respect to the quality separately agreed upon by the parties hereto, which items and standards shall be in compliance with cGMPs and all Applicable Laws. The separate quality agreement shall be entered into at least nine (9) months prior to delivery of the launch quantities of the Product.

7	Quality Inspection

7.1	Harrow shall conduct the quality inspection after the acceptance of the Product without delay, and notify Wakamoto of the result thereof.

7.2	The quality inspection set forth in Article 7.1 above shall be conducted in accordance with the ways and standards of the inspection in matters with respect to the quality separately agreed upon by the parties hereto.

8	Measures upon Rejection

As a result of the quality inspection set forth in Article 7 above, if the rejected Product occurs by incongruence, Harrow shall notify Wakamoto of such effect within [***] after receiving the Product from Wakamoto in the case of apparent defects, or [***] from discovery by Harrow in the case of latent defects, and if that fact is also confirmed by Wakamoto, Wakamoto shall refund or subtract the price amount equivalent to that of the rejected Product from Harrow’s amount of payment. However, if Wakamoto and Harrow have inconsistencies to the incongruence of the Product, Wakamoto and Harrow agree to request the independent third party of recognized repute enough to evaluate the incongruence of the Product to take final confirmation with prior agreement between Wakamoto and Harrow, and the parties shall not have any objections to the result. The fees and expenses of the third party making the determination shall be paid by Harrow if the Product is found to be in compliance with the Specifications and cGMPs; otherwise, such fees and expenses shall be paid by Wakamoto.

9	Warranty/Indemnification/Insurance
9.1	Wakamoto represents and warrants that it has the full authority to perform its obligations provided hereunder, including but not limited to rights and licenses to sell the Product.

9.2	Wakamoto represents and warrants that any item in the Product in every respect is free from any defect and error for a period of [***] from the acceptance thereof in accordance with Article 4.1 above. All Product delivered to Harrow will meet the Specifications, and shall be manufactured and labeled in compliance with cGMPs, all Applicable Laws and the Quality Agreement. All Product, when delivered to Harrow, shall not be adulterated or misbranded and will, at the time of such delivery, be free and clear of all liens, security interests and other encumbrances. Wakamoto’s method of manufacturing the Product shall not violate any third party intellectual property rights. If any defect or error is discovered in any item in the Product, Wakamoto shall, immediately, at Wakamoto’s sole cost and expense, correct such defect and error or replace such Product under instructions by Harrow.

9.3	Wakamoto Indemnification. Wakamoto shall indemnify and hold Harrow, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Harrow Indemnitees”) harmless from any damage, expense, loss, or liability, including reasonable attorney’s fees, arising out of or resulting from any third party claims against Harrow, to the extent caused by (i) a violation of any of Wakamoto’s warranties (ii) the negligence or willful misconduct of Wakamoto, or (iii) Wakamoto’s breach of this Agreement, including failure to perform any act required by or in compliance with Wakamoto’s obligations under this Agreement or another breach of this Agreement; provided, however, that Wakamoto shall not have any obligation to indemnify Harrow to the extent a claim results from the negligence or willful misconduct of Harrow or Harrow’s breach of this Agreement. Harrow shall give Wakamoto notice of any claim for which Harrow may be entitled to indemnification and shall cooperate with Wakamoto in the defense of such claims. Notwithstanding the foregoing, at its election, and at its own expense, Wakamoto (or its insurers) may assume direction and control of the defense of any such claim.

9.4	Harrow Indemnification. Harrow shall indemnify and hold Wakamoto, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Wakamoto Indemnitees”) harmless from any damage, expense, loss, or liability, including reasonable attorney’s fees, arising out of or resulting from any third party claims made or threatened against Wakamoto to the extent caused by (i) any failure of Harrow to comply with any Applicable Law regarding the possession, distribution, labeling, or sale of the Product, (ii) the negligence or willful misconduct of Harrow, and (iii) violation of any of Harrow’s warranties, provided, however, that Harrow shall not have any obligation to indemnify Wakamoto to the extent a claim is caused by the negligence or willful misconduct of Wakamoto or Wakamoto’s breach of this Agreement. Wakamoto shall give Harrow notice of any claim for which Wakamoto may be entitled to indemnification and shall cooperate with Harrow in the defense of such claims.

9.5	Insurance. Each Party shall maintain adequate insurance to protect itself from and against any claims or liabilities that may arise directly or indirectly as a result of its performance under this Agreement. A Party shall notify the other Party at least [***] prior to any cancellation of an insurance policy subject to this Section 9.5.

9.6	The provisions under this Article 9 shall also apply for the License Agreement.

10	Payment of Price

After receiving the air waybill for the amount of Product shipped (AWB), Harrow shall pay the total amount for such shipped Product to Wakamoto by telegraphic/wire transfer to Wakamoto’s bank account within [***] from AWB date, provided, however, that the parties may agree upon different payment conditions thereafter with mutual written agreement.

11	Confidentiality

11.1	No party hereto may disclose the fact that Wakamoto and Harrow have executed and delivered this Agreement and any contents hereof to any third party without prior written consent of the other party, unless the fact or the content in question meets any one of (a) through (f) set forth in Article 11.3 below.

11.2	Each party hereto agrees, during the effective term hereof and for five (5) years after expiration or termination hereof, not to disclose the confidential information of the other party, which means all of proprietary or non-public information, including but not limited to any and all verbal, written, graphic, or electronically transmitted and/or machine-reproduced trade secrets, electronic files, software, hardware, patents and patent applications, including but not limited to drawings, claims, and amendments, inventions, know-how, samples, prototypes, models, parts, technical drawings, specifications, designs, depictions, ideas, works of authorship, improvements, developments, plans for research and development, present or future products, testing information, business and business practices, customers, suppliers, prices, works in progress, marketing plans or strategies, finances, and sales, disclosed, received, or known, whether directly or indirectly, from the other party hereto (hereinafter referred to as the “Confidential Information”) to any third party, to keep the Confidential Information in strict confidence and secret with a duty of due care of a prudent manager, and not to use the Confidential Information for any other purpose than the performance of this Agreement without prior written consent of the other party.

11.3	Notwithstanding the provision of Article 11.2 above, any of the following information shall not be included in nor considered as the Confidential Information.

(a)	Information, which is already publicly available at the time of disclosure, receipt, or knowing;

(b)	Information, which becomes publicly available after disclosure, receipt, or knowing without any default of the receiving or knowing party;

(c)	Information, which is already known to the disclosed, receiving or knowing party at the time of disclosure, receipt, or knowing;

(d)	Information, which is independently learned or developed by the disclosed, receiving or knowing party without any use of or access to the Confidential Information;

(e)	Information, which is disclosed, received or known from a third party who is not in breach of an obligation of confidentiality or secrecy; or

(f)	Information, which is disclosed to the judicial or governmental authorities or other third parties under and within requirement by a valid subpoena, warrant, order or similar thereto, which has proper legal or equitable compelling force.

11.4	Any Confidential Information to be disclosed hereunder in tangible form shall be clearly marked “Confidential,” “Proprietary,” “Secret,” or other description, which reasonably represents the confidential, proprietary, or secret nature thereof and if the Confidential Information is to be disclosed orally or visually, the disclosing party shall designate it as Confidential Information upon such oral or visual disclosure and provide the other party a written notification, which specifies and summarizes such orally or visually disclosed Confidential Information, within thirty (30) days after such oral or visual disclosure. Notwithstanding the above, the failure to mark any such information shall not relieve the receiving party of its obligations under this Article if the information would readily be understood to be proprietary information of the disclosing party.

11.5	If either party hereto wishes to make any copy or extract of the Confidential Information, such party hereto shall obtain prior written consent of the other party hereto and maintain such copy or extract in strict confidence and secret as well as set forth herein.

11.6	If either party breaches any of its obligations with respect to the Confidential Information hereunder, the other party shall be entitled to seek any specific performance and/or injunctive relief to protect its interests therein.

11.7	Upon any written request by the disclosing party, or if no request is made, upon expiration or termination of this Agreement, the other party shall promptly return to the disclosing party any Confidential Information and all copies, extracts, and other materials, which contain the Confidential Information, including but not limited to drawings, documents, and electromagnetic records, or, alternatively, if instructed by the disclosing party, shall destroy the Confidential Information and such copies, extracts, and materials. Following the return or destruction of any Confidential Information and such copies, extracts, and materials, the other party shall provide the disclosing party hereto with a certificate confirming that any Confidential Information, including all copies, extracts, and other materials, which contain the Confidential Information, has been either returned or destroyed.

11.8	The provisions under this Article 11 shall also apply for the License Agreement.

12	Report

Wakamoto may anytime require the report by Harrow with respect to the performance and the compliance of this Agreement and/or the Individual Agreement and Harrow shall promptly respond to such requirement.

13	Audit

A Party may upon prior written notice to the other Party not more than once per year, except for cause where quality issues are identified, enter the other Party’s facilities for the purpose of the audit of the situation of the performance and the compliance by such other Party of this Agreement and/or the Individual Agreement, and such other Party shall cooperate thereto.

14	LIMITATION OF LIABILITY

EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, FRAUD OR INDEMNITY OBLIGATIONS, IN NO EVENT SHALL WAKAMOTO AND ITS AFFILIATES, INCLUDING THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS, BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGE(S), OR SIMILAR THERETO, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF THE BASIS OF THE CLAIM, ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE BREACH THEREOF, EVEN IF WAKAMOTO OR ITS AFFILIATES, INCLUDING THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS, HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN THE POSSIBILITY OF SUCH DAMAGE(S). EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, FRAUD OR INDEMNITY OBLIGATIONS, IN CASE OF ANY CLAIM BY HARROW AGAINST WAKAMOTO AND/OR ITS AFFILIATE, INCLUDING THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS, ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE BREACH THEREOF, WAKAMOTO’S AND ITS AFFILIATES’ TOTAL LIABILITY SHALL BE LIMITED TO THE PRICE AMOUNT WHICH HAS BEEN ALREADY RECEIVED BY WAKAMOTO FROM HARROW UNDER THIS AGREEMENT DURING A YEAR IN WHICH THE CAUSE OF SUCH DAMAGE(S) OCCURS. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE LIMITATION OF LIABILITY SET FORTH IN THIS ARTICLE 14 IS A REASONABLE ALLOCATION OF RISK BETWEEN THE PARTIES HERETO AND REFLECTS THE RESPECTIVE REMUNERATION AND POTENTIAL LIABILITIES WHICH THE PARTIES HERETO REASONABLY EXPECT TO RECEIVE AND/OR INCUR. THIS PROVISION SHALL ALSO APPLY FOR THE LICENSE AGREEMENT.

15	Effective Term

This Agreement shall become effective as of the Effective Date first above written and be in full force until the end of the fifth (5th) year from the date of first approval of the Product in the Territory, with Harrow allowed an option to extend for additional five year renewal terms once [***] units of the Licensed Product are sold by Harrow annually, provided, however, that this Agreement is not terminated earlier in accordance with Article 16. The provisions under this Article 15 and those of Articles 16 and 17 shall also apply for the License Agreement.

16	Early Termination

16.1	Either party hereto may terminate a part of or a whole of this Agreement and/or the Individual Agreement upon written notice in the event the other party fails to comply with any one of the terms and conditions of this Agreement and/or the Individual Agreement and fails to cure such non-compliance within thirty (30) days of receiving written notice thereof.

16.2	Either party hereto may immediately terminate a part of or a whole of this Agreement and/or the Individual Agreements without giving a notice, if the other party hereto:

(a)	becomes insolvent, files an application for bankruptcy, enters into corporate reorganization proceedings or civil rehabilitation proceedings, or any other similar procedures for remedy under the applicable laws;

(b)	is judicially or governmentally attached or forfeited, whether wholly or partly, its business or assets;

(c)	resolves its dissolution or liquidation;

(d)	is transferred, sold, merged, acquired, or disposed, whether wholly or partly, in its business or assets relating hereto;

(e)	is changed in its control, controllable ownership, or principal shareholder; or

(f)	materially breaches any one of the terms and conditions of this Agreement and/or the Individual Agreement.

If either party meets any one of items (a) through (e) above, such party shall immediately notify the other party of such effect in writing.

16.3	Each Party acknowledges and agrees that, in the case that Harrow fails to launch the Product within four (4) years from the Effective Date, Wakamoto shall have a right to terminate this Agreement, in whole or in part.

16.4	Furthermore, the terminated party in accordance with the provisions of Article 16.1, 16.2, or 16.3 above shall forfeit the benefit of time and shall immediately make payment of any and all debt hereunder in cash to the terminating party.

17	After Expiration or Termination

17.1	After expiration or termination of this Agreement, the parties hereto shall be released from any obligations or responsibilities hereunder, except for those set forth in the provisions of this Agreement, which survive any expiration or termination as set forth in Article 17.2 below.

17.2	The provisions of Articles 9, 11, 14, 16.3 and 17 through 31, and other provisions which by their nature or content shall survive any expiration or termination of this Agreement. For the avoidance of doubt, any Individual Agreement for the purchase of Product materialized before such expiration or termination of this agreement shall remain in effect and Harrow shall have the obligation to make payment of the price of Product under such Individual Agreement provided that Wakamoto delivers such Product to Harrow as is set forth in the Individual Agreement.

18	Elimination of Anti-social Forces
18.1	Wakamoto and Harrow each represent and warrant to the other party the following matters upon the Effective Date and for the future:

(a)	Itself and its executives or persons, which have substantial influence on the management, including but not limited to employees in important positions (hereinafter collectively referred to as the “Executives”) are not organized crime groups, members of an organized crime group, persons for whom five (5) years have not yet passed since leaving an organized crime group, associate members of an organized crime group, corporations related to an organized crime group, corporate racketeers, thug groups pretending to be social activists, special intellectual violent organizations, or others equivalent thereto (hereinafter collectively referred to as the “ASFs”);

(b)	The ASFs do not control the management;

(c)	The ASFs do not substantially relate to the management;

(d)	Itself and the Executives do not cooperate in or have relation to maintenance or operation of the ASFs, by, including without limitation, offering funds or giving special treatment to the ASFs; and

(e)	In addition to the above, itself and the Executives have no relation which should be socially reprehensible to the ASFs.

18.2	Wakamoto and Harrow shall not, whether by itself or through a third party, conduct any act which meets any one of the following against the other party, its Executives, employees, shareholders, affiliates and subsidiaries, business connections or others equivalent thereto:

(a)	Demand with violence;

(b)	Unjustly demand beyond legal liability;

(c)	Threaten with speech and behavior or use violence with respect to transactions;

(d)	Damage honor or credit of the other party through spreading rumors, or use fraudulent means or force, or interrupt business of the other party; or

(e)	In addition to the above, act that is equivalent to (a) through (d) above.
18.3	If any matter which breaches any one of the items in Article 18.1 or 18.2 above is found, Wakamoto and Harrow shall immediately notify the other party of such fact.

18.4	Wakamoto and Harrow may, if the other party breaches any one of provisions of Articles 18.1 through 18.3 above, cancel any and all agreements related to the transactions, immediately, without demand and by written notice, and may claim damages arising out of or in connection with such cancellation against the other party.

18.5	In the case where Wakamoto or Harrow cancels the agreement pursuant to Article 18.4 above, the canceling party shall have neither liability nor responsibility for damages, even if the other party incurs the damage or loss by such cancellation.

19	Governing Law and Trade Conditions

19.1	This Agreement has been executed and delivered at Delaware, The United States of America and shall be governed by and construed in accordance with the laws of Delaware, without application of conflict of law principles thereof. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.

19.2	The terms and conditions for delivery and trade arising out of or relating to or in connection with this Agreement, if any, shall be construed in accordance with the Incoterms 2020 (International Chamber of Commerce Publication Number 715, ICC Rules for the Use of Domestic and International Trade Terms).

19.3	The provisions of this Article 19, and Articles 20-26 and 28-31 shall also apply for the License Agreement.

20	Arbitration

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Delaware if the arbitration is requested by Wakamoto or Tokyo, Japan if the arbitration is requested by Harrow. The language of arbitration shall be the English language. The arbitral award is final and shall be binding on both parties, but if the arbitral award is dissatisfied, each party may apply to the court having jurisdiction over the enforcement of the arbitral award.

21	Notice
21.1	All notices and other communications between the parties under or relating to or in connection with this Agreement shall be delivered in writing to the respective parties at the address set forth in Article 21.3 below. Such notices and other communications shall be deemed effective upon the earliest to occur of: (a) actual delivery; (b) seven (7) business days after mailing via registered airmail, addressed and postage prepaid; or (c) actual receipt by the receiving party via facsimile or electronic mail.

21.2	The Parties agree that (a) the Product shall be initially manufactured at Wakamoto’s third party manufacturer in [***] (which currently supplies the Japanese market), and (b) [***].

21.3	All notices and other communications between the parties under or relating to or in connection with this Agreement shall be addressed to the following or as otherwise directed in writing by either party to the other party:

To Harrow:	To Wakamoto:

Harrow Health, Inc.	WAKAMOTO PHARMACEUTICAL CO., LTD.
102 Woodmont Blvd. Suite 610	2-2, Nihonbashi Honcho 2-chome
Nashville, TN 37205	Chuo-ku, Tokyo, 103-8330
United States of America	Japan
Attention: Andrew Boll	Attention: Atsushi Saito (Mr.)
Facsimile:	Facsimile:
E-mail:	E-mail:
21.4	No provision herein, however, may be construed nor interpreted that any right, privilege, or benefit of each party to receive notices and other documents under and in accordance with the applicable laws, regulations, treaties, or conventions, including but not limited to the Convention Relating to Civil Procedure concluded at the Hague on 1st day of March, 1954 and the Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters concluded at the Hague on 15th day of November, 1965, is waived or limited.

22	Force Majeure

A delay in or failure of performance of each party hereto shall not constitute default under this Agreement nor give rise to any claim for damages if any to the extent such delay or failure is caused by force majeure, which means and includes without limitation fire, windstorms, typhoons or cyclones, hurricanes, lightning, landslide, earthquakes, tsunami, volcanic activity, floods, explosion, plagues, epidemics, inevitable accidents, acts of God, lockouts, strikes, sabotages, labor disputes, commotion, riots, insurrection, rebellion, military or usurped power, civil war, terrorism, coup d’état, revolution, hostilities, invasion, acts of foreign enemies, war (whether declared or undeclared), munitions, explosive material, ionizing radiation or contamination by radioactivity, failure or shortage of supply of labor, material, power or utility, transportation difficulty, embargoes, blockades, prohibition of export or import, refusal to issue an export or import license, legal restrictions, actions of the judicial or governmental authority or any de jure or de facto authority or ruler and any other justifiable or unforeseeable cause beyond the reasonable control of the party hereto affected. In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure event, such party shall: (a) immediately notify the other party in writing of such Force Majeure event and its expected duration; (b) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure event delays a party’s performance for more than ninety (90) days following notice by such party pursuant to this Agreement, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure event.

23	No Assignment

Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by a party hereto to any third party without prior written approval of the other party, which shall not be unreasonably withheld, except that no prior written consent is required in the event of assignment to an Affiliate or a successor in business to which this Agreement pertains. All of the terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, any successor and any permitted assignees of the respective parties hereto.

24	No Waiver

In no event shall any obligation of each party hereto under this Agreement be discharged in whole or in part by waiver or renunciation unless such waiver or renunciation is made in writing and is signed by a duly authorized representative of the other party. No waiver by each party hereto with respect to any breach or default of the other party or with respect to any provision or condition of this Agreement shall be deemed to constitute either a waiver of any subsequent breach or default or continuing waiver with respect to the same or any other provision or condition of this Agreement, unless there is a written document to that express effect signed by a duly authorized representative of either party hereto, as the case may be.

25	Entirety and Amendment

This Agreement and the License Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede any previous understandings or agreements relating thereto. This Agreement may be amended only by a written instrument duly signed by the authorized representative of each party hereto.

26	Severability

Should any provision of this Agreement be invalid, illegal or unenforceable in any respect, such provision shall be severed and the parties specifically intend that the remaining provisions shall continue as valid, legal and enforceable, and these provisions shall be integrated and interpreted in such a way as to give them maximum enforceability and validity under the applicable laws, while retaining the original intent of the parties with respect to such provisions.

27	Compliance with Laws

Each party hereto shall comply with all applicable laws, rules, regulations, orders, licenses, consents, and decrees of any governmental, local, municipal, or any other authority, agency or body and all other requirements having force and applicable at any time with affect in any manner to this Agreement or each party’s performance thereunder. In case of failure, the failing party shall bear any additional cost resulting from such non-compliance, including costs for any remedial work. The provisions of this Article 27 shall also apply for the License Agreement.

28	No License

The parties hereto acknowledge and agree that this Agreement, but not the License Agreement, shall not be construed as granting or conferring any rights by license, estoppel or otherwise, expressly, impliedly, under any patent, utility model right, design patent, trademark, copyright, trade secret, or other proprietary rights of each party, or for any invention, discovery or improvement made, conceived or acquired prior to or after the date of this Agreement by each party other than those rights expressly granted or conferred under this Agreement. All licenses granted by Wakamoto to Harrow shall be governed by the License Agreement.

29	Independent Contractors

The parties hereto acknowledge and agree that this Agreement shall not be construed nor interpreted as creating any franchise, agency, partnership, joint venture, consortium or employment relationship, or similar thereto, between the parties hereto. The relationship between the parties hereto under this Agreement shall be solely that of independent contractors. Neither party shall have nor hold itself out as having any right, power or authority to assume, create or incur any cost, expenses, liability or obligation on behalf of the other party.

30	No Binding

The parties hereto acknowledge and agree that this Agreement shall not be construed or interpreted as binding each party hereto to enter into certain contractual, business, or any other relationship than the same expressly provided herein and that each party hereto shall have full option to or not to enter into such other relationship with the other party at such party’s sole discretion.

31	Heading

The heading to the provisions of Articles of this Agreement have been inserted only to facilitate reference and shall not be taken as being of any significance whatsoever in the construction and interpretation of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be signed by their duly authorized representatives in duplicate, each copy to be considered an original, as of the Effective Date first above written and each party respectively retains one (1) original copy hereof.

HARROW HEALTH, INC.		WAKAMOTO PHARMACEUTICAL CO., LTD.

	/s/ Mark L. Baum		/s/ Norihisa Kojima
By:	Mark L. Baum	By:	Norihisa Kojima
Title:	CEO	Title:	President & CEO
Date:	August 16, 2021	Date:	August 18, 2021

Annex 1

Basic Conditions for the Product to be sold by Wakamoto and to be purchased by Harrow

Product Name	Triamcinolone Acetonide*, MAQAID, ophthalmic injection 40 mg *An aseptically filled sterile powder that is admixed with a liquid carrier medium prior to administration.
Supply Price

1)  [***] JPY/vial (CIF) for the first [***] vials sold annually

2)  [***] JPY/vial (CIF) for vials over [***] vials sold annually

*Batch Quantity is around [***] vials/batch

*Minimum purchase unit is [***] vials [***]batches)/ shipment

*If any generic version of the Product begins to be marketed and sold in the above Indications and Territory, or if the price of any branded product that is a triamcinolone acetonide ophthalmic injection 40 mg/ml is reduced by more than [***], this Supply Price should be negotiated and be finally decided by Wakamoto and Harrow.

*Harrow bear the product liability coverage of the Product in the territory.

The rate of exchange to be used in computing the amount of currency equivalent in United States Dollars shall be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by Bloomberg or an equivalent resource as agreed by the Parties